Exhibit 10.29

SURFACE SUBLEASE

THIS SURFACE SUBLEASE (“Sublease” or “Agreement”) is entered into as of this 6th day of March, 2012 (the “ Effective Date”) by and between SUGAR CAMP ENERGY, LLC, a Delaware limited liability company (“Sublessor”) and HOD, LLC, a Delaware limited liability company (“Sublessee”).

RECITALS:

A. Sublessor currently leases a tract of coal reserves situate in Franklin County, Illinois, pursuant to that Coal Mining Lease by and between RGGS Land & Mineral LTD, L.P. (“RGGS”) and Sublessor, dated August 25, 2005, as amended from time to time (the “Coal Lease”);

B. The Coal Lease grants Sublessor the right to use the surface of the lease premises that is reasonably necessary and directly related to required surface facilities for the underground mine, as set forth with more particularity in Section 23 of the Coal Lease;

C. As of the Effective Date and subject to that certain Purchase and Sale Agreement dated as of the Effective Date (“Purchase and Sale Agreement”), Sublessor is Selling to Sublessee certain of Sublessor’s right, title and interest in a batch weigh/unit train load out system as depicted on “Exhibit A” attached hereto (the “Sugar Camp Rail Load Out”) which is located on the leased premises subject to the Coal Lease;

D. Sublessee requires the execution of this Sublease as additional consideration for its purchase of the Sugar Camp Rail Load Out;

E. Sublessee has reviewed the terms of Section 23 of the Coal Lease, and expressly agrees to be bound by and comply with Section 23 of the Coal Lease in all respects;

F. Sublessor desires to sublease to Sublessee all of its right, title and interest in and to the surface of the real property depicted in Exhibit A (the “Surface Premises”), so that Sublessee shall have the right, subject in all respects to the terms and provisions of Section 23 of the Coal Lease and pursuant to the terms of this Sublease, to use the Surface Premises in any way which may be necessary for the operation or maintenance of the Sugar Camp Rail Load Out;

G. Capitalized but not otherwise defined terms used herein shall have the meaning assigned in the Purchase and Sale Agreement.

WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0 Demise.

Subject to all exceptions, reservations, conditions, waivers and restrictions contained in the Coal Lease and all prior deeds and other instruments forming the chain of title of the Surface Premises, and further subject to all the exceptions, reservations, terms and conditions expressly stated in this Sublease, Sublessor does hereby SUBLEASE, LET and DEMISE the Surface Premises to Sublessee. Sublessor’s sublease and demise of the Surface Premises to Sublessee is conditioned upon Sublessee’s agreement to comply with all terms and conditions contained in Section 23 of the Coal Lease as relates to the Surface Premises, which Coal Lease is attached hereto as “Exhibit B” and incorporated herein by reference.

2.0 Use Rights Within the Subleased Surface Premises.

Sublessor hereby grants unto Sublessee the right to use the surface of the Surface Premises to construct, operate and maintain the Sugar Camp Rail Load Out, and any other structures incident or necessary thereto, including rail road track, parking areas, storage buildings and areas, utilities, water and sewer lines, pipelines and power lines, or to grant permission to a third party to construct the same, and to conduct such other surface operations that are reasonably necessary in connection with the operation of the Sugar Camp Rail Load Out on the Surface Premises; provided, however, that Sublessee shall not construct any permanent surface impoundments, fill or storage areas or disposal operations of any kind or nature on the Surface Premises without the prior written consent of Sublessor; and provided further that Sublessee shall comply in all respects with the terms and conditions of the Coal Lease.

3.0 Grant of Easement and License.

Sublessor also grants unto Sublessee an easement, right of way and license for the term of this Sublease to use the Surface Premises for the purpose of operating and maintaining the Sugar Camp Rail Load Out.

4.0 Additional Surface Rights within the Subleased Surface Premises:

Sublessor hereby further grants unto Sublessee the following additional rights relating to the conduct of operations on the Surface Premises:

a. The right of ingress, egress and all other access rights for all purposes related to the operation of the Sugar Camp Rail Load Out and the occupation of the Surface Premises under this Sublease, including, but not limited to, the right to construct and maintain roadways in such locations as may be approved by Sublessor, which approval shall not be unreasonably withheld;

b. The right to conduct surveying, and all other testing, examination or prospecting that may be necessary or convenient to Sublessee’s use of the Surface Premises under this Sublease;

c. The right to construct, operate and maintain such facilities and/or structures on the Surface Premises as may be necessary or convenient to the operation of the Sugar Camp Rail Load Out; provided, however, that all such facilities and structures must comply with the terms of the Coal Lease, this Sublease and all permits on the Surface Premises, and provided further that Sublessee may not construct any ponds, reservoirs for water or waste material, stockpiles, valley fills and/or dump minerals, overburden, tailings, spoils, or other waste material, or construct or operate leaching ponds of any kind or nature on the Surface Premises without the prior written consent of Sublessor. No buildings, structures, improvements, or other obstruction shall be constructed within the limits of any electric transmission or distribution line right of way reserved from this Sublease. All disposal operations within any reserved easement and right of way must comply with applicable code clearance requirements, and shall be subject to Sublessor’s approval.

d. The right to construct or grant permission for a third party to construct any pipelines, power lines, water and sewer lines, or utilities on the Surface Premises, or to grant permission to a third party to construct the same, as Sublessee may deem appropriate; provided, however, that Sublessee shall not construct, operate or maintain any structures that fail to comply with the Coal Lease, this Sublease and all permits and laws governing the Surface Premises.

e. The right to operate and maintain the Sugar Camp Rail Load Out.

f. In the event the Sublessor’s written consent is reasonably required by any administrative agency of Illinois or any other state or the United States of America, Sublessor agrees to timely sign, without further compensation, any required document indicating its consent and approval of Sublessee’s operations hereunder, subject to all terms and conditions of this Sublease and all exceptions and reservations either expressly or generally noted in Paragraph 5.0.

g. The right, if necessary, after the termination or expiration of this Sublease, to continue to have access to the Surface Premises in connection with the conduct of any restoration or reclamation operations, without further compensation therefore, subject to all terms and conditions of the Coal Lease, this Sublease and all exceptions and reservations either expressly or generally noted in Paragraph 5.0.

h. The exclusive right to use the Sugar Camp Rail Load Out for any lawful purpose.

5.0 Exceptions and Reservations:

The Sublessor hereby reserves to itself, its employees, subcontractors, agents, successors and assigns:

5.1 The right to enter in or upon the Surface Premises, at Sublessor’s sole expense and risk, during normal working hours, for the purpose of inspecting the Surface Premises, in a manner which shall not unreasonably interfere with the business of the Sublessee in its operations under this Sublease;

5.2 All exceptions, reservations, conditions, waivers and restrictions contained in all prior deeds and other instruments forming the chain of title of the Surface Premises.

5.3 The right to mine and remove coal under the Surface Premises, make and use underground passages or entries through the Surface Premises to and from other mines and lands adjacent thereto, the right to produce and sell Gob Gas and Horizontal Borehole Gas (as defined in the Coal Lease) from the Surface Premises, the right to subside the Surface Premises in connection with Sublessor’s longwall mining operations under the Surface Premises (after taking appropriate measures to mitigate any potential damage to the Sugar Camp Rail Load Out facility), and any and all other rights to the Surface Premises granted to Sublessor under and in the Coal Lease not specifically granted exclusively to Sublessee in this Sublease.

6.0 Term; Exclusivity.

6.1 This Sublease shall become effective upon the Effective Date and shall continue in effect for a period of Twenty (20) years, unless sooner terminated as hereinafter provided. Sublessee may elect to extend the term of this Sublease for an additional five year term on the same terms and conditions set forth herein by delivering a notice of extension to Sublessor not less than one hundred twenty (120) days prior to the date of termination. Sublessee may extend the term of this Lease a maximum of sixteen (16) times. Notwithstanding any language to the contrary in this Agreement, this Sublease is intended to be coterminous with and subject to the term of the Lease Agreement between Sublessee and Sublessor dated of even date herewith with respect to the Sugar Camp Rail Load Out and shall terminate and be or no further force and effect upon the termination of said Lease Agreement.

6.2 During the Term, Sublessee shall have the exclusive right to occupy the Surface Premises, subject to Sublessor’s Exceptions and Reservations set forth in Paragraph 5.0, and shall have the exclusive right to use and operate the Sugar Camp Rail Load Out.

6.3 This Sublease shall apply to and bind Sublessor and its affiliates and their respective heirs’, successors’ and assigns’ interests in all renewals, extensions, and other similar arrangements with respect to the Coal Lease, whether such renewals, extensions or arrangements have heretofore been obtained by or for Sublessor or any affiliate thereof.

7.0 Consideration.

The consideration for Sublessor’s lease of the Surface Premises to Sublessee is as set forth in the recitals hereto (incorporated herein by reference) and the parties hereto acknowledge there shall be no additional rent or consideration due to Sublessor during the Term hereof.

8.0 Cooperation and Reasonable Efforts.

Sublessor and Sublessee agree that from time to time after the Effective Date (a) they will execute and deliver (or cause their respective Affiliates to execute and deliver) such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents (as defined in the Purchase and Sale Agreement) and (b) they will (or will cause their respective Affiliates to) pay over to or reimburse any other Party for any revenue received, tax paid or refunded or other expense paid or amount received that is properly payable to such other Party based upon the ownership of the Assets at the time such payment, right or obligation accrued or was received. Any such further action described in clause (a) shall be made at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 6).

9.0 Waiver of Jury Trial.

THE PARTIES TO THIS SUBLEASE AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS SUBLEASE.

10.0 Limitation on Liability.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS SUBLEASE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

11.0 Entire Agreement.

This writing, together with the Coal Lease, is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Sublease. No officer or representative of either party shall have the authority to subsequently change this Sublease, orally or by course of conduct, and any subsequent change in this Sublease shall not be valid unless the same be in writing and duly executed by each of the parties hereto.

12.0 Conveyance of the Premises.

During the Term hereof, if Sublessor is required to purchase the Surface Premises from RGGS pursuant to Section 23.1 of the Coal Lease, and provided Sublessee is in material compliance with all other terms of this Sublease, Sublessee shall have the option to cause Sublessor to assign to Sublessee the Surface Premises to Sublessee for no additional consideration.

13.0 Indemnification of RGGS.

RGGS in no way shall be liable for any injury or damage, or claims of injury or damage, whatsoever to persons or property, including but not limited to damage from subsidence, which may result from Sublessee’s exercise of the rights granted to Sublessee hereunder or from the activities and/or operations of Sublessee or its principals, employees, contractors, agents or assigns on the Surface Premises under this Sublease and/or from the lack of safety (latent or patent) of the Surface Premises, and Sublessee assumes all risk of personal injury, death, and/or property damage from any cause whatsoever except for the on-site activities of RGGS which are negligent. Sublessee irrevocably agrees that it shall indemnify, protect, hold harmless, save, and defend RGGS, its successors, assigns, directors, officers, partners, employees, affiliates and agents (each a “Protected Party”) from and against any and all suits, actions, legal proceedings, claims, demands, court costs, litigation expenses, attorneys’ fees, consultants fees, judgments, awards, and other costs or expenses whatsoever, in any manner caused by, arising from, incident to, related to, connected with, or growing out of the activities and/or operations of Sublessee or its affiliates or assigns hereunder, or the use or occupation of the Surface Premises by Sublessee, its principals, employees, contractors, agents or assigns. Sublessee’s obligations under this section 13 shall survive the termination or expiration of this Sublease until the later of (x) seven years after termination or expiration, (y) when the last claim under this section is resolved or (z) when Sublessee completes all post mining activities on the Premises.

Without limiting section the foregoing paragraph, in the event and to the extent a claim is made by an employee of Sublessee against a Protected Party hereunder, Sublessee, its successors and assigns will indemnify the Protected Party to the same extent as if the claim were made by a nonemployee of Lessee, notwithstanding any statute or judicial decision otherwise disallowing such indemnification. It is the intent of this Sublease that, as a part of the consideration of Sublessee to Sublessor under this Sublease, and regardless of any defense the Sublessee might have, Sublessee, its Successors and assigns, shall indemnify the Protected Party against all claims of any nature whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sublessor and Sublessee have caused this writing to be signed by their respective duly authorized officers, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Sublease on behalf of Sublessor and Sublessee, respectively, all as of the date and year first written above.

HOD LLC, a Delaware limited liability company

By:	NRP (Operating) LLC, its sole managing member,

By:	/s/ Nick Carter
Name:	Nick Carter
Title:	President and Chief Operating Officer

SUGAR CAMP ENERGY, LLC

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	President

EXHIBIT A

LEGAL DESCRIPTION

The following described lands are in Franklin County, Illinois; all references to the Townships and Ranges are in reference to the Third Principal Meridian.

Section	Description	Acres

Group I - Lands in which RGGS owns Coal Interests Only.

TOWNSHIP 6 SOUTH, RANGE 3 EAST

12	The North-East quarter of the North-West quarter.	40.00

Subtotal Group I, Township 6 South, Range 3 East		40.00

TOTAL GROUP I		40.00

Group II - Lands in which RGGS owns All Mineral Interests.

TOWNSHIP 6 SOUTH, RANGE 3 EAST

22	The North half of the North-West quarter, except that portion conveyed by Dedication of Right of Way for Public Road Purposes executed by United States Fuel Company to the State of Illinois dated January 26, 1923 and recorded as Deed Record 169 Page 220 in the Office of the County Clerk of Franklin County, Illinois concerning Bond Issue Route 143; the South half of the South-East quarter of the North-West quarter; the North-East quarter of the South-West quarter; 9.0 acres of the South-West quarter of the South-West quarter, known as Lot 1 in the Southwest Quarter of the Southwest Quarter.	149.00

24	The South-East quarter of the South-East quarter. The east 0.5 acres of that part of the South-West quarter of South-East quarter lying south of Brush Prairie Creek.	40.50

25	The East half of the North-East quarter, EXCEPT 1/2 acre for Swafford – cemetery beginning at the southeast corner, thence west 34 rods for beginning, thence north 8 rods, west 10 rods, south 8 rods, east 10 rods.	79.50

Subtotal Group II, Township 6 South, Range 3 East		269.00

TOTAL GROUP II		269.00

Group III - Lands in which RGGS owns Surface, Coal, Oil and Gas Interests.

TOWNSHIP 5 SOUTH, RANGE 4 EAST

32	The North-West quarter of South-West quarter.	40.00

33	The west 15.00 acres of the South half of North-West quarter of South-West quarter.	15.00

Subtotal Group III, Township 5 South, Range 4 East		55.00

TOWNSHIP 6 SOUTH, RANGE 4 EAST

2	The west 16.00 acres of South-West quarter of North-East quarter; the North-West quarter; the North half of South-West quarter; the West half of South-West quarter of South-West quarter; the North-West quarter of South-East quarter.	296.30

3	The East half of the section; the West half of the North-West quarter except that part lying east of the railroad and north of the South half of the South-West quarter of the North-West quarter and 2.65 acres lying west of the railroad in the South half of the South-West quarter of the North-West quarter; the South half of the South-East quarter of North-West quarter; the South-West quarter. Less and except 13.00 acres under a railroad right of way.	503.13

4	The Southeast Quarter of Section; the Southeast Quarter of the Southwest Quarter EXCEPT the South 18 rods of the West 40 rods of said Quarter-Quarter.	195.67

9	The North half of the North-East quarter; the North-East quarter of North-West quarter except North-West quarter of said quarter-quarter section.	110.00

10	The West half of North-West quarter; That part of the North-West quarter of South-West quarter lying East of the railroad and that part of the North 10 acres of the South-West quarter of South-West quarter lying East of the railroad. Less and except 15.1 acres under a railroad right of way.	94.90

Subtotal Group III, Township 6 South, Range 4 East		1,200.00

TOTAL GROUP III		1255.00

Group IV - Lands in which RGGS owns Coal, Oil and Gas Interests only.
TOWNSHIP 5 SOUTH, RANGE 3 EAST

32	The East half of the East half.	160.00

33	The entire section.	640.00

34	The entire section.	640.00

35	The North half; the South-West quarter; the West half of the South-East quarter; The North-East quarter of South-East quarter except 0.75 acres beginning at a point 40 rods north of the southeast corner of the North-East quarter of South-East quarter, then west 20.25 rods, then north 6 rods, then east 20.25 rods, and south 6 rods; the South-East quarter of South-East quarter except 0.50 acre located beginning 18.556 rods west and 5.2 rods north of the South-East quarter of South-East quarter; thence west 11 3/7 rods, north 7 rods, east 11 3/7 rods, and south 7 rods.	638.75

36	The entire section.	640.00

Subtotal Group IV, Township 5 South, Range 3 East		2,718.75

TOWNSHIP 5 SOUTH, RANGE 4 EAST

25	The entire section except 0.50 acre in the South-East quarter of South-East quarter, being Lot No. 5 as shown on the plat of the Southeast Quarter of Section 25, (School house site) in Plat Record A on Page 72.	639.50

26	The entire section.	640.00

27	The entire section.	640.00

28	The entire section.	641.38

29	The North half of the section; the North half of the South-West quarter; the North half of the South-West quarter of South-West quarter; the South-East quarter of South-West quarter except a 6.00 acre square in the southwest corner of said quarter-quarter section; the South-East quarter.	614.00

31	The South half of the section; the North-West quarter; the West half of the North-East quarter; the West half of the East half of the North-East quarter.	618.81

32	The East half of the section; the North-West quarter except the North-East quarter of North-West quarter; the South-West quarter except the North-West quarter of South-West quarter.	560.00

33	The North half of the section except the west 15.00 acres of the North-West quarter of North-West quarter; the South half of the section except the west 15.00 acres of the South half of North-West quarter of South-West quarter.	610.00

34	The entire section.	640.00

35	The entire section.	640.00

36	The entire section except 9.20 acres in the East half of North-East quarter of North-East quarter described as follows: Begin at the southeast corner of said quarter-quarter section, then west 40 rods, north 8 rods, east 24 rods, north to north line of said quarter-quarter section, east 16 rods, south to beginning.	630.80

Subtotal Group IV, Township 5 South, Range 4 East		6,874.49

TOWNSHIP 6 SOUTH, RANGE 3 EAST

1	The West half except part of the west half of North-West quarter of North-West quarter beginning 3 1/2 rods east of southwest corner and 28 rods north, then north 20 rods, east 16 1/2 rods, south 20 rods, and west 16 1/2 rods; the North half of South-East quarter; the South-East quarter of South-East quarter; the South half of North-East quarter; the North-West quarter of North-East quarter; the North-East quarter of North-East quarter except a school lot in the North-East quarter of North-East quarter beginning 17 rods south of the northeast corner; west 13 rods, south 13 rods, east 13 rods, north 13 rods.	582.20
2	The North half; the East half of South-East quarter; the North-West quarter of South-East quarter; the East half of North-East quarter of South-West quarter; the West half of South-West quarter except the school lot in the North-West quarter of North-West quarter of South-West quarter 12 rods square in the northwest corner.	496.80

3	The entire section.	591.10

4	The entire section.	573.30

9	The East half of the section; the East half of the West half of the section.	480.50

10	The entire section.	640.00

11	The entire section.	640.00

12	The entire section except the North-East quarter of North-West quarter.	600.10

13	The entire section except 2.0 acres in South-West corner of South-West quarter of South-West quarter (12 rods by 16 rods).	638.00

14	The entire section.	640.00

15	The entire section.	640.00

16	The East half of the section; the East half of West half of the section; South half of South half of South-West quarter of South-West quarter.	490.00

21	The North half of the section, except that portion conveyed by Dedication of Right of Way for Public Road Purposes executed by United States Fuel Company to the State of Illinois dated January 26, 1923 and recorded as Deed 169 Page 220 in the Office of the County Clerk of Franklin County, Illinois concerning Bond Issue Route 143; the North-East quarter of South-East quarter.	358.70

22	The North-East quarter; the North half of South-East quarter; the North-West quarter of South-West quarter; the South-West quarter of North-West quarter; the North half of South-East quarter of North-West quarter.	340.00

23	The North half of the section; the North half of the South half of the section.	480.00

24	The North half of the section; the North half of the South half of the section; that part of South-West quarter of South-East quarter lying north of Brush Prairie Creek.	559.00

25	The West half of the North-East quarter; the East half of the North-West quarter of the South-East quarter; the East half of the South-East quarter; and a 1.62 acre strip of equal width along the east line of the South-West quarter of the South-East quarter.	181.62

Subtotal Group IV, Township 6 South, Range 3 East		8,931.32

TOWNSHIP 6 SOUTH, RANGE 4 EAST

1	The entire section.	619.50

2	The North half of North-East quarter; the South-East quarter of North-East quarter; the Southwest quarter of North-East quarter except the west 16.0 acres; the East half of South-East quarter; the South-West quarter of South-East quarter; the East half of South-West quarter of South-West quarter; the Southeast Quarter of the Southwest Quarter.	308.90

3	The North-East quarter of North-West quarter; the North half of South-East quarter of North-West quarter; that part of West half of North-West quarter lying East of Railroad and North of the South Half of the Southwest Quarter of the Northwest Quarter. 13.00 acres under a railroad right of way crossing the West half of the West half of the section. 2.65 acres lying west of the railroad in the South half of the South-West quarter of the North-West quarter.	89.75

4	The North half of the section; the North half of South-West quarter; the South-West quarter of South-West quarter; part of the South-East quarter of South-West quarter described as beginning at the Southwest corner of the Southeast Quarter of the Southwest Quarter; thence East 40 rods; thence North 18 rods; thence West 40 rods; thence South 18 rods to the point of beginning.	407.53

5	The entire section.	618.90

6	The entire section.	614.50

7	The entire section.	609.90

8	The entire section.	640.00

9	The South half of the section; the South half of North half of the section; the North-West quarter of North-West quarter; the North-West quarter of North-East quarter of North-West quarter.	530.00

10	The East half of the section; the East half of West half of the section; the West half of the South-West quarter except that part of the North-West quarter of South-West quarter lying East of the railroad, and except that part of the North 10 acres of the South-West quarter of South-West quarter lying East of the railroad. 15.1 acres under a railroad right of way crossing the West half of the West half of the section and lying north of the South boundary of the North 10 acres of the South-West quarter of the South-West quarter.	545.1

11	The entire section.	640.00

12	The entire section except 1.4 acres in North-West quarter of South-West quarter of South-East quarter described as beginning 1 rod south of the Northwest corner, thence East 16 rods, South 14 rods, West 16 Rods, and North 14 rods to the beginning.	638.60

13	The entire section.	640.00

14	The entire section.	640.00

15	The entire section.	640.00

16	The entire section.	640.00

17	The entire section.	640.00

18	The entire section.	623.80

19	The entire section.	631.20

20	The entire section.	640.00

21	The entire section.	640.00

22	The North half of North-West quarter; South-East quarter of North-West quarter; South-West quarter; North half of North-East quarter; Southwest quarter of South-East quarter; South-East quarter of South-East quarter except 1 acre in North-West corner beginning at the northwest corner, thence east 10 rods, thence south 16 rods, thence west 10 rods, and north 16 rods to beginning; part of South-West quarter of North-East quarter described as beginning at northwest corner, east 49 rods, south 24 1/2 rods, east 11 feet, south 20 rods, west 48 1/2 rods and north 44 rods to beginning; part of South-East quarter of North-East quarter described as beginning at southeast corner, then west 660 feet, north 264 feet to stake, west 511 feet, north 739 feet to north line of quarter-quarter section, thence east 64 rods to northeast corner, and south 80 rods to beginning; North-West quarter of South-East quarter except 3 acres beginning at the northeast corner, west 30 rods, south 16 rods, east 30 rods, north 16 rods to beginning, and also except Lots 1, 2, & 3 of S. E. Dillon’s addition to Village of Akin; part of North-East quarter of South-East quarter beginning 16 rods south of northeast corner, then west 40 rods, south 16 rods, west 21 rods and 8 feet, south 16 rods, west 10 rods, south 16 rods, west 10 rods, south 16 rods 8 feet to southwest corner of quarter-quarter section, then east 80 rods to east line of section, then north to beginning; also part of North-East quarter of South-East quarter beginning 34 rods 7 feet south of northwest corner, then south 32 rods, east 10 rods, north 32 rods, and west 10 rods to beginning except a lot in northwest corner 58 feet north & south and 70 feet east & west.	547.10

23	The entire section.	640.00

24	The South half; the North-East quarter; the West half of North-West quarter.	560.00

25	The entire section.	640.00

26	The entire section.	640.00

27	The entire section.	640.00

28	The entire section except a part beginning 41 rods 10 feet north of southwest corner of South-West quarter of South-East quarter, thence east 18 rods, north 9 rods, west 18 rods, and south 9 rods to beginning; and except a part beginning at the southeast corner of South-East quarter of South-East quarter, thence west 10 rods, north 32 rods, east 10 rods and south 32 rods to beginning; and except a part beginning 32 rods north of the southeast corner of the South-East quarter of South-East quarter, then north 36 rods, west 1 rod, south 36 rods and east 1 rod to the beginning.	636.80

29	The entire section.	640.00

30	The entire section.	634.20

Subtotal Group IV, Township 6 South, Range 4 East		17,575.78

TOTAL GROUP IV		36100.34

ACREAGE SUMMARY:

TOTAL GROUP I: COAL INTERESTS ONLY		40.00

TOTAL GROUP II: ALL MINERALS		269.00

TOTAL GROUP III: SURFACE, COAL, OIL AND GAS		1,255.00

TOTAL GROUP IV: COAL, OIL AND GAS		36,100.34

GRAND TOTAL OF ACREAGE OF ALL CLASSES		37,664.34

EXHIBIT B

[Exhibit B is filed as Exhibit 10.26 to the Company’s Registration Statement on Form S-1]